Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Form S-3 (Nos. 333-140426, 333-130830 and 333-129131) and Form S-8 (No. 333-118275) of American Campus Communities, Inc., of our reports dated March 14, 2007, with respect to the consolidated financial statements of American Campus Communities, Inc., American Campus Communities, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of American Campus Communities, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

Ernst & Young LLP
Austin, Texas
March 14, 2007